SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 20, 2008
FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32583 (Commission File Number)	13-3391527 (I.R.S. Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada (Address of principal executive offices)		89147 (Zip Code)
Registrant’s telephone number, including area code: 702-221-7800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 — Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.
     As previously reported, on October 1, 2007, Stockman’s Casino, Inc. (“Stockman’s”), a wholly owned subsidiary of Full House Resorts, Inc. (“Full House”), entered into a definitive Agreement of Sale and Purchase (the “Agreement”) with Dhillon Hospitality Management, Inc. (the “Buyer”). Under the terms of the Agreement, the Buyer agreed to purchase from Stockman’s the real property, building, improvements and personal property comprising the hotel operations generally known as the Holiday Inn Express located in Fallon, Nevada for a purchase price of $7.2 million. On February 20, 2008 the transaction contemplated by the Agreement was completed.
     At closing, Full House received a net of approximately $6.9 million in after tax proceeds which it intends to use to reduce debt. In addition, both parties executed and delivered to each other a Joint Marketing Agreement in the form attached to the Agreement.
     The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 5, 2007 and is incorporated herein by reference. A copy of the February 21, 2008 press release announcing the completion of the transaction is attached hereto as Exhibit 99.1.
SECTION 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
99.1	Press Release issued on February 21, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.
Date: February 21, 2008	/s/ Barth F. Aaron
Barth F. Aaron
Secretary/General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued on February 21, 2008.

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